THE UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

5990 Gleason Drive, Dublin, CA	94568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01     Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On March 26, 2018, Giga-tronics Incorporated (the “Company”) entered into a Securities Purchase Agreement for the sale of 44,600 shares of a newly designated series of 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock (“Series E Shares”) to approximately 15 private investors. The sale was completed and the Series E Shares were issued on March 28, 2018.

The purchase price for each Series E Share was $25.00. Gross proceeds to the Company will be approximately $1.115 million (the “Placement”). Net proceeds to the Company after fees and expenses of the Placement will be approximately $1.06 million. The Company expects to use the proceeds for working capital and general corporate purposes.

Emerging Growth Equities, Ltd. served as the Company’s exclusive placement agent in connection with the private placement. Fees payable to Emerging Growth Equities, Ltd. at completion of the transaction were 5% of gross proceeds or approximately $57,000 in cash, plus warrants to purchase 5% of the number of common shares into which the Series E shares can be converted (223,000 shares) at an exercise price of $0.25 per share.

On March 26, 2018, the Company issued a press release announcing the execution of the Securities Purchase Agreement and related documents. A copy of the press release is filed as Exhibit 99.1 with this report.

Series E Shares

Each Series E Share is initially convertible at the option of the holder at the purchase price of $0.25 per share of common stock, which is 100 shares of the Company’s common stock per Series E Share. The conversion ratio is subject to customary adjustments for stock splits, stock dividends, recapitalizations and similar transactions. If all 44,600 issued Series E Shares were immediately converted, holders of such shares would acquire 4,460,000 shares of common stock of the Company, or 31% of the pro forma number of shares of common stock that would be outstanding if the conversion had occurred on this date, 27% of the pro forma number of shares of common stock that would be outstanding upon the conversion of the Company’s outstanding shares of Series B, Series C and Series D Convertible Preferred Stock (collectively, the “Previously Issued Preferred Shares”) and 22% of the pro forma number of shares of common stock that would be outstanding if all shares of preferred stock were converted and all warrants exercised as of this date. The Company is entitled to redeem Series E Shares at a price equal to 300% of the Series E Share purchase price, or $75.00 per share, subject to potential adjustment, but the right to redeem is subject to satisfaction of certain conditions related to the market price and trading volume of the Company’s common stock.

Each Series E Share has a liquidation preference of 150% of the purchase price or $37.50, subject to adjustment. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, a merger, or a sale of the Company’s MSI business line or Simulation and Electronics Warfare business line or their related assets, before any payment or distribution to holders of junior shares (including common stock and Previously Issued Preferred Stock), holders of Series E Shares will be entitled to receive an amount of cash per share of Series E Shares up to to the liquidation preference plus all accumulated accrued and unpaid dividends thereon. Upon a sale of the Company’s MSI business line or Simulation and Electronics Warfare business line or their related assets, holders of Series E Shares shall be entitled to receive a pro rata portion of the net sale proceeds after reasonable transaction expenses and amount payable to the Corporation’s secured creditors for releases of their liens on such assets, up to the liqidation prefernce plus accrued and unpaid dividends. If the payment per Series E Shares is less than the Series E Shares’ liquidation preference, the liquidation preference will be reduced and the Series E Share redemption price by the amount of the payment received.

Holders of Series E Shares are entitled to receive, when, as and if declared by the Company’s Board of Directors (the “Board”), cumulative preferential dividends, payable semiannual in cash at a rate per annum equal to 6.0% of the initial purchase price of $25.00 per share, provided that the Company may pay dividends in-kind through the issuance of shares of the Company’s common stock, based on the 10 day volume weighted average price of the common stock.

Holders of Series E Shares generally vote together with the common stock on an as-converted basis on each matter submitted to the vote or approval of the holders of common stock, and vote as a separate class with respect to certain actions that adversely affect the rights of the holders of Series E Shares and on other matters as required by law. In addition, the approval of the Holders of the Series E shares is required prior to the Company’s issuance of any securities having rights senior to or in parity with the Series E Shares with respect to dividends or liquidation preferences; provided, however, the Company may sell preferred shares ranking on parity with the Series E Shares without such approval if the proceeds are used to repay the Company’s indebtedness to Partners For Growth V, L.P. (“PGP”) outstanding as of March 28, 2018 (the date the Series E Shares were first issued), including any interest accrued on such indebtedness, provided further that the liquidation preference of such preferred shares does not exceeds the price per preferred share. The Series E Shares’ right to approve parity securities will terminate at such time that (1) fewer than 22,300 Series E Shares, which is 50% of the number of Series E Shares first issued, remain outstanding or (2) the volume weighted average closing price of the Company’s common stock for any 20 trading days within any 30 trading day period is $0.75 or more, the average daily trading volume over such 30 trading day period is 100,000 shares or more and there is either an effective registration statement covering resale of the shares common stock that holders of Series E Shares would be entitled to receive upon conversion and any shares received as pay-in-kind dividends, or such share could be freely sold pursuant to Rule 144 under the Securities Act of 1933, as amended.

Adjustment to Exercise Price of Certain Warrants

In connection with the sale of Series E Shares, the Company agreed to reduce the exercise price of certain warrants issued in 2016. In 2016, the Company sold 2,787,872 units, each consisting of one share of common stock and a warrant (each, a “2016 Warrant”) in a private placement (the “2016 Private Placement”) to approximately 20 private investors (the “2016 Investors”). Each 2016 Warrant entitled the holder to purchase 0.75 shares of the Company’s common stock at the price of $1.15 per whole share.

In the Securities Purchase Agreement, the Company agreed to reduce the exercise price of 2016 Warrants that are held by the 2016 Investors purchasing Series E Shares from $1.15 to $0.25 per share as follows: A 2016 Investor purchasing an amount equal to or exceeding the lesser of $200,000 or 50% of the amount it invested in the 2016 Private Placement will have the exercise price of all of its 2016 Warrants reduced to $0.25, and 2016 Investors purchasing less than the lesser of $200,000 or 50% of the amount it invested the January 2016 Private Placement will have the exercise price of a ratable percentage of the 2016 Warrants reduced to $0.25. In connection with its sale of the Series E Shares, the Company reduced the exercise price of 1,759,268 of the outstanding 2016 Warrants to $0.25.

In addition, warrants to purchase 292,727 shares of common stock for $1.15 per share issued to Emerging Growth Equities, Ltd. as placement agent in the 2016 Private Placement were reduced in exercise price to $0.25 per share.

Investor Rights Agreement

In accordance with the terms of the Securities Purchase Agreement, the Company and each investor entered into an Investor Rights Agreement. Under this agreement, the Company agrees to, among other things, use best efforts to file certain registration statements for the resale of common stock of the Company that the investor may acquire upon conversion of the Series E Shares and may potentially receive as payment-in-kind dividends during the two years following the date of the agreement.

The Company also agreed that it would not issue additional debt without the approval by holders of at least 66.6% of the Series E Shares, other than trade debt incurred in the normal course and commercial bank working capital debt, whether revolving or term debt.

Restructuring of Certain Debt

Concurrently with the execution of the Securities Purchase Agreement for the Series E Shares, the Company and PFG entered into a modification agreement providing for the restructuring of certain terms associated with approximately $1.7 million in indebtedness owed to PFG, which is due in April 2019. Subject to the sale of at least $1.0 million in Series E Shares, PFG agreed to waive all current defaults and reduce the applicable interest rate from 22% (inclusive of a 6.0% default rate) to 9.5% cash paid monthly and 6.5% accrued monthly and payable at maturity; the Company has reduced the exercise price of warrants representing the right to purchase 260,000 shares of the Company’s common stock from $1.42 to $0.25 per share and to extend the exercisability of the warrants by one year to March 13, 2020; and the parties agreed to eliminate a $217,000 cash “put” provision of warrants in exchange for issuing 150,000 shares of the Company’s common stock and to reset net worth and revenue covenants for the remaining loan term.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the Company’s unregistered sale of securities in the sale of Series E Shares and in connection with the PFG loan modification. The Company issued the securities described therein in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933. The Company intends to use the proceeds of the sale for working capital purposes.

Item 3.03	Material Modification to Rights of Security Holders.

In connection with the transaction described in Item 1.01, the Company filed with the California Secretary of State a Certificate of Determination designating 60,000 shares of preferred stock as a new series, 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock, and entered into a related Investor Rights Agreement. For description of the terms of the Series E Shares and of the Investor Rights Agreement, see Item 1.01 of this Current Report.

Item 5.01	Changes in Control of Registrant.

See Item 1.01 for a description of a transaction that potentially results in a change of control of the Company. The voting rights of the Series E Preferred Stock and the common stock into which such preferred stock is convertible give the investors approximately 27% of the current outstanding voting power of the Company’s equity securities.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the transaction described in Item 1.01, the Company filed with the California Secretary of State a Certificate of Determination designating 60,000 shares of preferred stock as a new series, 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock. For description of the terms of the Series E Shares see Item 1.01 of this Current Report.

Item 9.01 Financial Statements and Exhibits.

Reference is made to the exhibits listed in the Exhibit Index included with this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2018	GIGA-TRONICS INCORPORATED

	By:	/s/ John R. Regazzi
John R. Regazzi, Chief Executive Officer

Exhibit Index

Exhibit Number	Description

3.1	Certificate of Determination for 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock

10.1	Securities Purchase Agreement dated March 26, 2018 among the Company and the investors party thereto

10.2	Investor Rights Agreement dated March 26, 2018 among the Company and the holders of Series E Shares

99.1	Press release issued by the Company on March 26, 2018

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